    As filed with the Securities and Exchange Commission on February 7, 2001

                                                      Registration No. 333-30721
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                       POST-EFFECTIVE AMENDMENT NO. 2
                                       on
                                    FORM S-3
                                       TO
                       REGISTRATION STATEMENT ON FORM SB-2
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                             MULTIMEDIA GAMES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                   Delaware                             74-2611034
          (State or Other Jurisdiction               (I.R.S. Employer
        of Incorporation or Organization)          Identification Number)

                        8900 Shoal Creek Blvd., Suite 300
                               Austin, Texas 78757
                                 (512) 371-7100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                           Clifton E. Lind, President
                             Multimedia Games, Inc.
                        8900 Shoal Creek Blvd., Suite 300
                               Austin, Texas 78757
                                 (512) 371-7100
            (Name, Address, Including Zip Code, and Telephone Number,
                    Including Area Code of Agent for Service)

                                   Copies to:
                                 Larry W. Sandel
               Hall, Estill, Hardwick, Gable, Golden & Nelson, PC
                       320 South Boston Avenue, Suite 400
                              Tulsa, Oklahoma 74103
                                 (918) 594-0479
                              (918) 594-0505 (fax)



Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [_]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             MULTIMEDIA GAMES, INC.

                        1,792,143 Shares of Common Stock

                                 $8.00 per Share

         This prospectus relates to the sale of our common stock upon the exercise of our 1,268,833 outstanding Redeemable Class A Common Stock Purchase Warrants and our 523,310 outstanding Redeemable Class B Common Stock Purchase Warrants. The amount of proceeds we will receive from such sales, if any, depends on how many of the warrants are exercised. The exercise price of the warrants is $8.00 per share. If all of the warrants are exercised we would receive $14,337,144.

         There are no brokers or underwriters involved in these sales, and no sales commission will be paid. We will receive the entire exercise price of all warrants exercised. We are paying the costs of registering the sale of these shares, which we estimate to be $100,000.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "MGAM." On February 6, 2001, the closing price for our common stock was $6.00 per share. The warrants are also quoted on the Nasdaq SmallCap Market under the symbol "MGAMW" for the Class A Warrants and "MGAMZ" for the Class B Warrants. On February 6, 2001, the closing price for our Class A Warrants was $0.687 per warrant and for our Class B Warrants was $0.875 per warrant.

         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                This prospectus is dated _________________, 2001

                                TABLE OF CONTENTS

                                                                                                Page
                                                                                                ----
Additional Information.....................................................................       4
Summary....................................................................................       6
Risk Factors...............................................................................       8
Forward-Looking Statements.................................................................      13
Plan of Distribution.......................................................................      13
Use of Proceeds............................................................................      13
Disclosure of Commission Policy on Indemnification For
  Securities Act Liabilities...............................................................      14
Experts....................................................................................      14
Legal Matters..............................................................................      14



We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date of this prospectus.

                             ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-3 (Registration No. 333-30721) which we have filed with the Securities and Exchange Commission (the "SEC"). It does not include all of the information that is in the registration statement and the additional documents filed as exhibits with it. For more detail you should read the exhibits themselves.

         We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be obtained:

         - at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

         - at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048,

         -      on the SEC's website: http://www.sec.gov., and

         - at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006, or by calling the Nasdaq Public Reference Room Disclosure Group at (800) 638-8241 or (202) 728-8298.

         You may call the SEC at 1-800-SEC-0330 for further information on its public reference rooms.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to you those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the warrants have been exercised.

         o our annual report on Form 10-K for the year ended September 30, 2000;

         o our current report on Form 8-K filed with the SEC on January 16, 2001.

         o the description of our common stock contained in our registration statement on Form 8-A dated April 22, 1996.

         If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

         We will provide you with copies of these documents at no cost to you if you request them by writing or telephoning us at the following address:

             Multimedia Games, Inc.
             8900 Shoal Creek Blvd., Suite 300
             Austin, Texas 78757
             Telephone: (512) 371-7100.

         You should rely only on the information provided in this prospectus or any prospectus supplement or incorporated in this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, as the affairs of our Company may have changed since that time.

                                     SUMMARY

         This summary highlights selected information from this prospectus and the documents incorporated by reference. It may not contain all of the information that is important to you. We encourage you to read the prospectus in its entirety as well as the documents incorporated by reference.

OUR COMPANY

         We are a technology supplier to the gaming industry. We design and develop interactive Class II and Class III games and related electronic player stations (EPS) and equipment that are marketed to Native American bingo and gaming halls located throughout the United States. We operate our games on behalf of our tribal customers through a multi-path communications network called "Betnet." The Betnet network interconnects EPS located within a hall or in multiple bingo halls, thereby enabling players to simultaneously participate in the same game and to compete against one another to win common pooled prizes. Betnet is a multichannel network that uses different combinations of frame relay intranets, satellite, telephone, Internet, and local area networks for different applications.

         All of our Class III gaming is currently conducted in Native American gaming halls located in the state of Washington. We offer Class II and Class III game themes that have been designed and developed by us and two Class III game themes that have been licensed from WMS(R) Gaming Inc. (WMS) and are based upon WMS' most popular Class III games. We also produce high-stakes TV bingo game shows that are televised live to multiple participating Indian bingo halls linked via Betnet's closed circuit satellite and broadband telephone communications channels.

         Prior to fiscal 2000, virtually all of our games and equipment were designed and operated to meet the requirements for Class II gaming as defined in the Indian Gaming Regulatory Act of 1988, as amended ("IGRA"). IGRA defines Class II gaming as bingo, pull-tabs, lotto, punch boards, tip jars, instant bingo and other games similar to bingo if those games are played at the same location where bingo is being played. Class II games are regulated by the tribes without interference from the states. All other common gambling games are Class III and involve state regulation.

         In late fiscal 1999, we began to design, develop and market Class III games and equipment in the state of Washington. As of December 31, 2000, there were 5,184 EPS in operation at 81 independently owned Indian gaming facilities located in seven states, and charity bingo halls in the District of Columbia, of which 1,308 EPS were Class III located in eight gaming halls in the state of Washington. This compares to 4,374 EPS that were in operation at December 31, 1999, of which 556 EPS were Class III located in four gaming halls in the state of Washington and 3,818 were Class II located at 76 bingo halls in eight states and the District of Columbia. Also as of December 31, 2000, our live TV bingo game show, MegaBingo, was being delivered to 18 independently owned Indian bingo halls located in eight states and the District of Columbia, a decrease of 21 bingo halls compared to December 31, 1999.

         During fiscal 1999, we formed GameBay.com, Inc. as a wholly-owned subsidiary to pursue the development of non-gambling activities on the Internet using interactive bingo games as a platform to derive advertising and product sale revenues. In December 1999, GameBay.com entered into a licensing agreement with us to use all of our intellectual property for non-gambling sweepstakes internet applications, and issued 71% of its shares of common stock (including shares of preferred stock convertible into common stock) in a private placement to a group of investors for $6.5 million.

         We were incorporated in Texas on August 30, 1991. Unless the context otherwise requires, the terms "we," "us," "our" "Company" and words of similar effect includes Multimedia Games, Inc., and our subsidiaries - TV Games, Inc., MegaBingo, Inc., Multimedia Creative Services, Inc. and American Gaming Network L.L.C. Our executive offices are located at 8900 Shoal Creek Blvd., Suite 300, Austin, Texas, 78757, and our telephone number is (512) 371-7100.

         MegaBingo(R), MegaCash(TM), MegaMania(R), FlashCash(TM), Big Cash Bingo(TM), Flash 21 Bingo(TM), Spin & Shout(TM), Freedom 7's(TM), Red Hot Diamonds(TM), Fruit Cocktail(TM), Fruit Cocktail Deluxe(TM), Diamond Cherry Bell Magic(TM), Spinning Cherries Royale(TM), Meltdown(TM), Keno Madness(TM), High Noon Poker(TM), Diamond Crown Jewels(TM), Wild Spinner(TM) and Vortex(TM) are among our trademarks and tradenames and all references to those tradenames and trademarks are deemed to include the applicable tradename or trademark designation. Reel Em In(R) and Filthy Rich(TM) are trademarks of WMS(R) Gaming Inc., and all references to those tradenames and trademarks are deemed to include the applicable tradename or trademark designation.

THE OFFERING

         This prospectus relates to the sale of our common stock upon the exercise of our outstanding Redeemable Class A Common Stock Purchase Warrants and our outstanding Redeemable Class B Common Stock Purchase Warrants. The amount of proceeds we will receive from these sales, if any, depends on how many of the Warrants are exercised. We believe that the exercise of the Warrants will depend on the market price of our common stock and its relation to the exercise price of the Warrants. The exercise price is $8.00 per share. If all of the Warrants were exercised, we would receive $14,337,144.

         There are no brokers or underwriters involved in these sales, and no sales commission will be paid. We will receive the entire exercise price of all Warrants exercised. We are paying the costs of registering the sale of these shares which we estimate to be $100,000.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "MGAM." On February 6, 2001, the closing price for our common stock was $6.00 per share. The Warrants are also quoted on the Nasdaq SmallCap Market under the symbol "MGAMW" for the Class A Warrants and "MGAMZ" for the Class B Warrants. On February 6, 2001, the closing price for our Class A Warrants was $0.687 per warrant and for our Class B Warrants was $0.875 per warrant.

OUR CONTACT

         Clifton E. Lind, President, 8900 Shoal Creek Blvd., Suite 300, Austin, Texas 58757, telephone number: (512) 371-7100.

                                  RISK FACTORS

         Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. Before you invest in our common stock, you should be aware that there are risks in doing so, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus and the documents we have incorporated by reference.

         If any of the following risks actually occur, then our business, financial condition or results of operations could be seriously harmed. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.


WE OPERATE IN AN UNCERTAIN LEGAL AND REGULATORY ENVIRONMENT.

         INDIAN GAMING. Virtually all of our business relates to gaming activities on Native American lands. The operation of gaming on Native American lands is subject to IGRA, which also created the National Indian Gaming Commission ("NIGC") to promulgate rules and regulations to enforce certain aspects of IGRA. Fundamental issues concerning the scope and intent of IGRA remain unresolved, as do issues relating to the jurisdiction and authority of the NIGC and other Federal, State, local and tribal governments and agencies. Several of these fundamental issues, such as what constitutes the game of bingo and whether the EPS we use to aid in the play of our Class II games are legal technological aids as permitted by IGRA, appear to have been favorably resolved and clarified in recent decisions by four federal courts in the MegaMania litigation discussed below. Nevertheless, we face continued uncertainty as to whether we can rely upon NIGC determinations and whether we may face other actions initiated by the Department of Justice in the future.

         While IGRA was intended to preempt state and local regulation of Class I and Class II gaming, many states are taking an increasingly active role in attempting to regulate Indian gaming. In some jurisdictions, this means that states are attempting to regulate Class II gaming which, according to IGRA, is beyond the states' jurisdiction. As a result, we face uncertainty as to whether actions may be initiated against us by state and local enforcement agencies. In other jurisdictions, states seem to be encouraging Tribes to enter into compacts to offer more lucrative Class III gaming that will increase revenues both to the Tribe and to the state. While these compacts enhance our opportunity to enter new markets, they also increase competition between us and more established suppliers of Class III gaming and, in some instances, also causes competition between Class II and Class III gaming within the same market.

         In addition to the threat of litigation and enforcement actions, this regulatory uncertainty also increases our cost of doing business. We incur significant time and expense on new game development without any assurance that the NIGC or other federal, state and local agencies will agree that our game meets the requirements of Class II gaming. In addition, significant time and expense is incurred by us in communicating and dealing with the multitude of Federal, State, local and Tribal agencies claiming to have jurisdiction over aspects of Indian gaming.

         MEGAMANIA LITIGATION. We have designed and operated our interactive Class II bingo games and related equipment so as to meet the requirements of Class II gaming under IGRA. Class II gaming is defined by IGRA as including "the game of chance commonly known as bingo (whether or not electronic, computer or other technological aids are used in connection therewith) . . . " However, the definition of Class II gaming excludes so-called "gambling devices" which are defined as "electronic or electromechanical facsimiles of any game of chance or slot machines of any kind." Generally speaking, IGRA allows Class II gaming to be conducted on Indian lands if the state in which the Indian land is located permits such gaming for any purpose by any person. Class III gaming, on the other hand, which includes gaming such as video casino games, slot machines, most table games

(e.g., blackjack and craps), most lottery games and keno, may only be conducted on Indian land pursuant to an agreement between the Indian tribe and the state in which the tribe is located. The Class III games and equipment sold and operated by us in the state of Washington is pursuant to an agreement between that state and local Indian tribes.

         On December 31, 1997, the U.S. Attorney for the Northern District of Oklahoma filed a civil forfeiture action in Federal District Court challenging the Class II status of our interactive bingo game, MegaMania. On October 23, 1998, the District Court issued a judgment holding that MegaMania was legal Class II gaming. The decision found that MegaMania was a game of bingo and that the EPS used to play MegaMania were technological aids to the play of bingo as permitted by IGRA, and were not gambling devices.

         On May 14, 1998, the Assistant U.S. Attorney for the Northern District of California filed a civil forfeiture in Federal District Court that also challenged the Class II status of MegaMania. On November 23, 1998, the District Court issued a Memorandum and Order holding that MegaMania was legal Class II gaming. As with the decision of the Oklahoma District Court, the Order of the California District Court found that MegaMania was a game of bingo and that the EPS used to play MegaMania were technological aids to the play of bingo as permitted by IGRA, and were not gambling devices.

         The government appealed both decisions to the applicable Federal Circuit Court of Appeals. On August 29, 2000, the Ninth Circuit Court of Appeals affirmed the decision of the California District Court and held that MegaMania was legal Class II gaming and that the EPS used to play the games were legal technological aids to the play of the game and were not illegal "gambling devices." On October 31, 2000, the Tenth Circuit Court similarly affirmed the decision of the Oklahoma District Court. The government's time to appeal the decisions of the Ninth and Tenth Circuits to the U.S. Supreme Court has expired with no appeal taken.

         We can make no assurances that there will be no other challenges made to the legality of our interactive gaming activities or that if made, we will be successful on the merits. While we will continue to attempt to design and operate our games in accordance with all applicable laws and regulations, there is no assurance that we will always be successful in doing so.

         There also can be no assurance that the NIGC, either on its own initiative or as the result of pressure from or cooperation with other agencies such as the Department of Justice, will not enact new regulations or reinterpret existing regulations in a manner that would have a material and adverse effect upon us, including requiring us to restructure our existing contractual arrangements with Indian tribes, or requiring changes in the way our games are conducted so that our games are classified as Class II. Any restructuring of our games has the additional risk that our games will no longer appeal to consumers or be acceptable to the tribes. There can also be no assurance that IGRA or other Federal laws will not be amended, or new legislation or regulations enacted, so as to limit the authority of tribes to self-regulate Class II gaming or to change the definition of Class II gaming in a manner adverse to our business.

         OTHER GAMING ACTIVITIES. We have plans to extend our games and technology into segments of the gaming industry other than Indian gaming. Any of these activities would encounter the same legal and regulatory uncertainties and competition faced by us in our Indian gaming business. There is no assurance that we will ever enter into other segments of the gaming industry or that, if we do, we will be successful in doing so.

WE FACE INTENSE COMPETITION.

         We face intense competition not only from other providers of Class II and Class III gaming, but also from the efforts by many of our existing and potential Tribal customers to extend into Class III gaming. Given the limitations placed on Class II gaming, it is uncertain whether our Class II games can successfully compete in places where casino games, slot machines and other forms of Class III gaming are permitted.

TO REMAIN COMPETITIVE, WE MUST CONTINUE TO DEVELOP NEW PRODUCTS AND SERVICES THAT APPEAL TO OUR CUSTOMERS AND CONSUMERS.

         We believe that a factor important to our future success will include our continued development of new products that appeal to the tastes of consumers, and the introduction of these products in a timely manner. Successful product development and introduction depends upon a number of factors, including the identification of products expected to appeal to consumer preferences, and the timely completion of design and testing. Importantly, any new or modified gaming products that are intended for the Class II gaming market will be designed and operated to meet the requirements of Class II gaming. As a result of the uncertain legal and regulatory environment in which we operate and other factors, there can be no assurance that we will continue to develop and introduce new products in a timely manner that will achieve commercial success.

WE ARE DEPENDANT UPON A FEW CUSTOMERS.

         For the year ended September 30, 2000, one tribe accounted for approximately 21% of our total gaming revenues, and another tribe accounted for approximately 11% of our total gaming revenues. Two tribes accounted for approximately 19% and 12% of gaming revenues in 1999, and two tribes each accounted for approximately 17% of gaming revenues in 1998. No other tribe accounted for more than 10% of our total gaming revenues in any of these years. While we believe that our relationship with all of our tribal customers is good, the loss of either of the two tribes would have a material and adverse effect upon our financial condition and results of operations.

         Approximately 48%, 45% and 48% of our gaming revenues during the years ended September 30, 2000, 1999 and 1998, respectively, were derived from halls operated by four tribes. On September 30, 2000, accounts receivable from one tribe accounted for approximately 23% of our total accounts receivable; the same tribe accounted for approximately 22% of our total accounts receivable in 1999.

WE MAY INCUR PRIZE PAYOUTS IN EXCESS OF GAME REVENUES.

         The prizes awarded under our bingo games are based upon attaining an assumed level of gross game receipts and statistical assumptions as to the frequency of winners. With respect to our interactive gaming activities, we may experience on any day or over short periods of time a "game deficit" where the total aggregate amount of prizes paid exceed aggregate game revenues. In these instances, we essentially act as a "bank" to our Tribal customers who continue to receive their share of gross game revenues based upon an assumed rather than the actual level of prize payouts. However, over any statistically relevant period of time, we do not experience any "game deficits" and are able to replenish any amounts "banked" for our Tribal customers. No assurances can be given that we will not miscalculate our statistical assumptions or for other reasons experience abnormally high rates of jackpot prize wins which may materially and adversely affect our cash flow on a temporary or long-term basis and which, under certain circumstances, could materially and adversely affect our earnings and financial condition.

         With respect to our TV bingo game shows, we self-insure against smaller prizes and obtain insurance through a third party for larger jackpots. Prize risk is also shared with participating bingo halls through funds reserved from bingo card sale receipts and deposited into a prize allocation account.

WE HAVE OUTSTANDING A SIGNIFICANT NUMBER OF OPTIONS AND WARRANTS THAT COULD DILUTE EXISTING SHAREHOLDERS.

         As of September 30, 2000, there were outstanding rights to purchase an aggregate of 3,610,768 shares of our Common Stock at exercise prices ranging from $2.00 to $9.44 per share. The vast majority of these rights are exercisable at prices ranging from $3.00 to $8.00 per share. Of these outstanding rights, 2,819,668 are immediately exercisable and the remainder become exercisable in substantially equal annual increments over the next two years. In addition to these rights, the shares of our Series A Preferred Stock are immediately convertible into 435,195 shares of Common Stock. To the extent that these rights and Series A Preferred Stock are exercised or converted, dilution to our shareholders will occur. Moreover, the terms upon which we could be able to obtain additional equity capital may be adversely affected, since the holders of these rights and Series A Preferred Stock can be expected to exercise or convert them at a time when we could, in all likelihood, be able to obtain any needed capital on terms more favorable to us than the exercise terms provided in these securities.

WE DO NOT EXPECT TO PAY ANY DIVIDENDS ON OUR COMMON STOCK.

         We have never declared or paid any cash dividends on our Common Stock. We intend to retain our earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

OUR FINANCIAL RESULTS MAY FLUCTUATE, WHICH COULD AFFECT OUR STOCK PRICE.

         We have experienced significant fluctuations in our financial results from quarter to quarter and from year to year. Our revenues, capital expenditures and operating results can vary significantly due to a number of factors including

         -      our dependence on a small number of major customers;

         - relatively long sales cycles beginning with game design and ending with the introduction of the game into gaming facilities;

         - the unpredictable timing and amount of expenditures by tribal customers; and

         - uncertainties relating to the legal and regulatory environment in which we operate, which may delay and add cost to new product development.

         These factors may make it difficult to forecast revenues and expenditures over extended periods. Consequently, our operating results for any period could be below the expectations of securities analysts and investors. This in turn could lead to sudden and sometimes dramatic declines in the market price of our Common Stock.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT WE INFRINGE UPON THE PROPRIETARY RIGHTS OF OTHERS.

         We principally rely upon patent, copyright, trademark and trade secret laws, license agreements and employee nondisclosure agreements to protect our proprietary rights and technology. These laws and contractual provisions provide only limited protection. We could incur substantial costs and diversion of management resources in the defense of any claims relating to the proprietary rights of others, which could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO ADAPT TO CHANGES IN TECHNOLOGY, PRODUCTS AND INDUSTRY STANDARDS.

         The markets in which we compete are characterized by rapidly changing technology and evolving industry practices. Competitors may introduce other types of gaming products which have greater appeal to customers. If we are unable to develop or obtain the rights to developing technologies, and use these technologies to enhance our present products and develop new products in a timely manner, we may be unable to retain our present customers or attract new customers.

WE COULD INCUR LIQUIDATED DAMAGES UNDER OUR CONTRACT WITH WMS GAMING WHICH COULD IMPAIR OUR BUSINESS.

         Our license agreement with WMS Gaming Inc. requires us to purchase a minimum number of units over specified periods. Our business generally, our cash flow and our reputation could be materially impaired in the event that we are required to pay liquidated damages under this contract.

HOLDERS OF WARRANTS WILL NOT BE ABLE TO EXERCISE THEIR WARRANTS UNLESS WE HAVE A CURRENT PROSPECTUS AND ARE QUALIFIED IN STATES WHERE HOLDERS RESIDE.

         Holders of the warrants will be able to exercise the warrants only if

         - a current prospectus under the Securities Act relating to our common stock is then in effect; and

         - the sale of our common stock is qualified or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside.

         Although we intend to use our best efforts to maintain a current registration covering our common stock, there can be no assurance that we will be able to do so. The value of the warrants may be greatly reduced if a registration covering our common stock is not kept current or if our common stock is not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Persons holding warrants who reside in jurisdictions in which our common stock is not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants or allow them to expire unexercised.

HOLDERS OF WARRANTS COULD BE ADVERSELY AFFECTED IF WE REDEEM THE WARRANTS.

         The warrants are redeemable by us at any time, in whole or in part, at a price of $.10 per warrant, subject to the following conditions:

         -   we must give you 30 days prior written notice; and

         - the closing bid price of our common stock for the twenty (20) consecutive trading days ending not later than seven days prior to the date on which the notice of redemption is given, must have exceeded 150% of the then exercise price per share of the Warrants (i.e., $12.00 per share).

         Warrant holders have the right to exercise the warrants until the close of the business on the day preceding the date fixed for redemption. Notice of redemption of the warrants could force the holders to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, or to sell the warrants at the current market price when they might otherwise wish to hold them, or to accept the redemption price, which may be substantially less than the market value of the warrants at the time of redemption. It should be expected that a notice of redemption of the warrants will result in a decline in the market price of our common stock.

VIRTUALLY ALL OF OUR OUTSTANDING SHARES OF COMMON STOCK AND THE SHARES ISSUABLE UPON THE EXERCISE OR CONVERSION OF OUTSTANDING RIGHTS TO PURCHASE ARE FREELY TRADABLE.

         Virtually all of the shares of our common stock issuable upon the exercise of the rights and convertible securities described above as well as the shares of common stock currently outstanding are either held by non-affiliates and are freely traded in the public market, or are currently registered under the Securities Act for sale to the public or are eligible for immediate sale under Rule 144, subject to certain volume limitations. Sales of substantial amounts of common stock, or the perception of such sales, could adversely affect the prevailing market prices of our common stock.

                           FORWARD-LOOKING STATEMENTS

         Statements contained in this prospectus (including those documents which are incorporated by reference) that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements may be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "should" or "anticipates" or by discussions of strategy that involve risks and uncertainties. From time to time, we have made or may make forward- looking statements, orally or in writing. These forward-looking statements include statements regarding anticipated future revenues, sales, operations, demand, competition, capital expenditures, the outcome of litigation and other statements regarding matters that are not historical fact and involve predictions which are based upon a number of future conditions that ultimately may prove to be inaccurate. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that may cause or contribute to such differences include those discussed under Risk Factors, as well as those discussed elsewhere in this prospectus. We caution you however, that this list of factors may not be complete.


                              PLAN OF DISTRIBUTION

         This prospectus relates the sale of our common stock upon the exercise of our outstanding Redeemable Class A Redeemable Common Stock Purchase Warrants and our outstanding Redeemable Class B Redeemable Common Stock Purchase Warrants. The sales, if any, will be made directly by us upon receipt of notification of exercise by a warrant holder. There are no brokers or underwriters involved in these sales, and no sales commission will be paid. We will receive the entire exercise price of all warrants exercised.

                                 USE OF PROCEEDS

         The amount of proceeds we will receive from exercise of the warrants, if any, depends on how many of the warrants are exercised. We believe that the exercise of the warrants will depend on the market price of our common stock and its relation to the exercise price of the warrants. The exercise price is $8.00 per share. On February 6, 2001, the closing price for our stock as quoted on the Nasdaq SmallCap market was $6.00 per share. If all of the warrants were exercised, we would receive $14,337,144. All of the warrants expire on November 12, 2001 to the extent not exercised prior to that date.

         We intend to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes. Until we use the proceeds for these purposes, we intend to place the funds in interest-bearing investments such as bank accounts, certificates of deposit and United States Government obligations.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our By-Laws authorize us to indemnify any present or former director, officer, employee, or agent or a person serving in a similar post in another organization at our request, against expenses, judgments, fines, and amounts paid in settlement incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Texas Business Corporation Act, public policy or other applicable law. Article 202 of the Texas Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the years ended September 30, 1999 and 2000, have been incorporated in reliance on the report of BDO Seidman LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Multimedia Games, Inc. for the year ended September 30, 1998 and incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Multimedia Games, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Hall, Estill, Hardwick, Gable, Golden & Nelson, PC, Tulsa, Oklahoma.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission Registration Fee.............................   $   8,354
Accounting Fees and Expenses....................................................      17,500
Attorneys' Fees and Expenses....................................................      30,000
Printing Fees and Expenses......................................................      22,500
Blue Sky Fees and Expenses......................................................       2,000
Nasdaq Listing Fees.............................................................       7,500
Miscellaneous...................................................................      12,146
                                                                                  ----------

                          Total.................................................  $  100,000
                                                                                  ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         See "Disclosure of Commission Position on Indemnification For Securities Act Liabilities" in the prospectus.

ITEM 16. EXHIBITS

EXHIBIT
  NO.                                   TITLE                                                         LOCATION
-------                                 -----                                                         --------
 3.1             Amended and Restated Articles of Incorporation                                         (3)
 3.2             Bylaws                                                                                 (1)
 5.1             Opinion Hall, Estill, Hardwick, Gable, Golden & Nelson re Legality                     (8)
10.1             Form of Integrated Gaming Services Agreement                                           (1)
10.2             Contingent Grand Prize Risk Assumption Agreement
                 dated October 1, 1995, between  the Company and SCA Promotions, Inc.                   (2)
10.3             Form of 1992-3 Warrant Certificate Issued by the Company                               (1)
10.4             Form of 1995 Warrant Certificate Issued by the Company                                 (1)
10.5             Registration Rights Agreement dated January 23, 1995 between the Company
                 and holders of certain Warrants                                                        (1)
10.6             Registration Rights Agreement dated January 23, 1995
                 between the Company and holders of certain Warrants                                    (1)
10.7             Registration Rights Agreement among  the Company and holders of
                 certain Warrants                                                                       (2)
10.8             1994 Employee Stock Option Plan                                                        (1)
10.9             1994 Director Stock Option Plan                                                        (1)
10.10            1996 Stock Incentive Plan, as amended                                                  (7)
10.11            President's Plan                                                                       (6)
10.12            1998 Senior Executive Stock Option Plan                                                (7)

10.13            Form of Class A Warrant                                                                (4)
10.14            Form of Class B Warrant                                                                (4)
10.15            Warrant Agreement dated November 12, 1996 between
                 the Company and Corporate Stock Transfer, as Warrant Agent                             (4)
10.16            Amendment to Warrant Agreement, dated July 18, 1997                                    (4)
10.17            Consulting Agreement, dated April 15, 1998, between
                 the Company and Larry D. Montgomery.                                                   (6)
10.18            Amendment to Consulting Agreement dated August 31, 1998.                               (6)
10.19            Shareholder Rights Plan                                                                (5)
21.1             Subsidiaries of Registrant                                                             (8)
23.1             Consent of BDO Seidman, LLP                                                            (8)
23.2             Consent of PricewaterhouseCoopers LLP                                                  (8)
23.3             Consent of Legal Counsel (included in Exhibit 5.1)                                     (8)
24.1             Power of Attorney (included on page 18)                                                (8)

(1) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.

(2) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1996.

(3) Indicates incorporated by reference to the Company's Form 10-QSB filed with the Commission for the quarter ended March 31, 1997.

(4) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on July 29, 1997.

(5) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on October 23, 1998.

(6) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1998.

(7) Incorporated by reference to the Company's Proxy Statement filed with the Commission on April 8, 1999.

(8)       Filed herewith

ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to;

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 6th day of February, 2001.

                                        MULTIMEDIA GAMES, INC.


                                        By: /s/ Clifton E. Lind
                                            -----------------------
                                            Name: Clifton E. Lind
                                            Title: President


                                POWER OF ATTORNEY

       Know all men by these presents, that each person whose signature appears below constitutes and appoints Clifton E. Lind and Frank W. Rehanek, Jr., and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director or officer of Multimedia Games, Inc.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gordon T. Graves                        Chairman of the Board,
-----------------------------               Chief Executive Officer
Gordon T. Graves                            and Director                        Dated:  February 6, 2001

/s/ Clifton E. Lind                         President, Chief Operating
-----------------------------               Officer and Director                Dated:  February 6, 2001
Clifton E. Lind

/s/ Frank W. Rehanek, Jr.                   Controller and
-----------------------------               Principal Financial Officer         Dated:  February 6, 2001
Frank W. Rehanek, Jr.

/s/ Larry D. Montgomery                     Vice Chairman of the
-----------------------------               Board and Director                  Dated:  February 6, 2001
Larry D. Montgomery

/s/ Thomas W. Sarnoff                       Director                            Dated:  February 6, 2001
-----------------------------
Thomas W. Sarnoff

/s/ Ali P. Alizadeh                         Director                            Dated:  February 6, 2001
-----------------------------
Ali P. Alizadeh

/s/ John Winkelman                          Director                            Dated:  February 6, 2001
-----------------------------
John Winkelman

/s/ Martin A. Keane                         Director                            Dated:  February 6, 2001
-----------------------------
Martin A. Keane

/s/ Lawrence E. Kaplan                      Director                            Dated:  February 6, 2001
-----------------------------
Lawrence E. Kaplan

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                                   TITLE                                                         LOCATION
-------                                 -----                                                         --------
 3.1             Amended and Restated Articles of Incorporation                                         (3)
 3.2             Bylaws                                                                                 (1)
 5.1             Opinion Hall, Estill, Hardwick, Gable, Golden & Nelson re Legality                     (8)
10.1             Form of Integrated Gaming Services Agreement                                           (1)
10.2             Contingent Grand Prize Risk Assumption Agreement
                 dated October 1, 1995, between  the Company and SCA Promotions, Inc.                   (2)
10.3             Form of 1992-3 Warrant Certificate Issued by the Company                               (1)
10.4             Form of 1995 Warrant Certificate Issued by the Company                                 (1)
10.5             Registration Rights Agreement dated January 23, 1995 between the Company
                 and holders of certain Warrants                                                        (1)
10.6             Registration Rights Agreement dated January 23, 1995
                 between the Company and holders of certain Warrants                                    (1)
10.7             Registration Rights Agreement among  the Company and holders of
                 certain Warrants                                                                       (2)
10.8             1994 Employee Stock Option Plan                                                        (1)
10.9             1994 Director Stock Option Plan                                                        (1)
10.10            1996 Stock Incentive Plan, as amended                                                  (7)
10.11            President's Plan                                                                       (6)
10.12            1998 Senior Executive Stock Option Plan                                                (7)
10.13            Form of Class A Warrant                                                                (4)
10.14            Form of Class B Warrant                                                                (4)
10.15            Warrant Agreement dated November 12, 1996 between
                 the Company and Corporate Stock Transfer, as Warrant Agent                             (4)
10.16            Amendment to Warrant Agreement, dated July 18, 1997                                    (4)
10.17            Consulting Agreement, dated April 15, 1998, between
                 the Company and Larry D. Montgomery.                                                   (6)
10.18            Amendment to Consulting Agreement dated August 31, 1998.                               (6)
10.19            Shareholder Rights Plan                                                                (5)
21.1             Subsidiaries of Registrant                                                             (8)
23.1             Consent of BDO Seidman, LLP                                                            (8)
23.2             Consent of PricewaterhouseCoopers LLP                                                  (8)
23.3             Consent of Legal Counsel (included in Exhibit 5.1)                                     (8)
24.1             Power of Attorney (included on page 18)                                                (8)

(1) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.

(2) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1996.

(3) Indicates incorporated by reference to the Company's Form 10-QSB filed with the Commission for the quarter ended March 31, 1997.

(4) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on July 29, 1997.

(5) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on October 23, 1998.

(6) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1998.

(7) Incorporated by reference to the Company's Proxy Statement filed with the Commission on April 8, 1999.

(8)       Filed herewith